Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of Kintara Therapeutics, Inc. for the registration of its common stock, preferred stock, warrants, senior or subordinated debt securities, subscription rights, and units and to the incorporation by reference therein of our report dated September 9, 2019, with respect to the consolidated financial statements of Kintara Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
March 24, 2021	Chartered Professional Accountants